EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into, effective as of October 31, 2022 (the “Effective Date”), by and among Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), Peapack-Gladstone Bank, a New Jersey-chartered commercial bank (the “Bank”), and Frank Cavallaro (“Executive”).  References to the “Bank” shall refer to both the Bank and the Company except where context indicates otherwise.

RECITALS

WHEREAS, the Bank desires to employ Executive in an executive capacity in the conduct of its businesses; and

WHEREAS, Executive desires to be so employed on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

(a) Employment.  During the Term (as defined in Section 2(a) below), Executive agrees to serve as Senior Executive Vice President and Chief Financial Officer of the Bank and the Company or any successor executive position with the Bank and the Company that is agreed to and consented by Executive (the “Executive Position”), and will perform the duties and will have all powers associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the Board of Directors of Company or the Bank (the “Board”).  Executive will report directly to the Chief Executive Officer.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer, director or trustee of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

(b) Responsibilities.  During Executive’s employment hereunder, Executive will be employed on a full-time basis and devote Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Executive Position.  Except as otherwise provided in Section 1(d), Executive will not engage in any other business activity during the term of this Agreement except as may be approved by the Board.

(c) Principal Place of Employment.  Executive’s principal place of employment during the Term shall be at 500 Hills Drive, Bedminster, NJ 07921 or any other location(s) at which the Bank and Executive mutually agree.

(d) Service on Other Boards and Committees.  The Bank encourages participation by Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board shall have the right to approve or disapprove, in its sole discretion, Executive’s participation on such boards and committees.

2. TERM.

(a) Term and Annual Renewal.  Subject to Sections 2(b) and 2(c), the term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and will continue through December 31, 2024 (the “Term”).  Commencing on January 1, 2023 and continuing on each January 1st thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three (3) years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least 30 days prior to such Renewal Date notifies the other of its intent not to extend the same.  If notice not to extend is given by either the Bank or Executive, this Agreement will terminate as of the last day of the then current Term.  Reference herein to the “Term” shall refer to both such initial term and such extended terms.

At least 30 days prior to each Renewal Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

(b) Change in Control.  Notwithstanding anything in this Agreement to the contrary, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, the Term of this Agreement shall be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective time of the Change in Control, subject to extensions as set forth above in Section 2(a).

(c) Continued Employment Following Expiration of Term.  Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the term of this Agreement, upon the terms and conditions as the Bank and Executive may mutually agree.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, Executive shall receive an annual base salary at a rate per annum equal to $375,000.00 per year (“Base Salary”).  Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank.  Executive’s Base Salary shall be reviewed annually for appropriate increases by the Chief Executive Officer, the Board or Compensation Committee of the Board (the “Compensation Committee”), as appropriate, pursuant to the normal performance review policies for senior level executives.  During Term, Executive’s Base Salary may be increased but not be decreased unless written consent is received from Executive.  Any changes to Base Salary pursuant to this Section 3(a) shall become the “Base Salary” for purposes of this Agreement.

(b) Bonus and Incentive Compensation.  Executive shall be eligible to receive an annual bonus during the Term pursuant to Executive’s participation in the Executive Performance

Plan or any other short-term and/or long-term incentive program in which senior management is eligible to participate (collectively, referred to as the “Incentive Program”).  The annual bonus shall be based on the terms and conditions, including such performance goals, established by the Chief Executive Officer, the Board or the Compensation Committee, as appropriate, pursuant to the Incentive Program.  Nothing paid to Executive under the Incentive Program will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.  The terms of the Incentive Program shall determine the amount, time and manner of the payment of the bonuses earned thereunder.

(c) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to salaried employees and senior level executives of the Bank, on the same terms and conditions as such plans are available to other salaried employees.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applicable to other management employees.  Except as otherwise provided herein, the terms of the Bank’s benefit plans or arrangements shall determine the benefits payable thereunder, if any, to Executive, including following Executive’s termination of employment or retirement.

(d) Vacation.  Executive will be entitled to no less than six weeks of paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement.  All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement will terminate under the following circumstances:

(a) Death.  This Agreement and Executive’s employment with the Bank will terminate upon Executive’s death, in which event the Bank’s sole obligation shall be to pay or provide Executive’s estate or beneficiary any “Accrued Obligations.”

For purposes of this Agreement, “Accrued Obligations” means the sum of: (i) any Base

Salary earned through Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(e) of this Agreement), (iii) unused paid time off that accrued through the Date of Termination, (iv) any earned but unpaid incentive compensation for the year immediately preceding the year of termination and (v) any vested benefits Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.  Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s Date of Termination.  Nothing in this Section shall entitle the Executive to any benefit or compensation under another plan, program or agreement, which would otherwise become cancelled or forfeited under the other plan, program or agreement.

(b) Disability.  The Bank shall be entitled to terminate Executive’s employment and this Agreement due to Executive’s Disability.  If Executive’s employment is terminated due to Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide Executive any Accrued Obligations.  For purposes of this Agreement, “Disability” means that Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers Executive or is determined to be disabled by the Social Security Administration.

 (c) Termination for Cause.  The Board may immediately terminate Executive’s employment and this Agreement at any time for “Cause.”  In the event Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations.  Termination for “Cause” means termination because of, in the good faith determination of the Board, Executive’s:

(i) material failure to perform the duties assigned to Executive related to the Executive Position or imposed upon Executive by applicable law, and such failure to perform constitutes self-dealing, willful misconduct or recklessness;

(ii) committing an act of dishonesty in the performance of Executive’s duties related to the Executive Position or engaging in conduct materially detrimental to the business of the Bank;

(iii) conviction of a felony or misdemeanor involving moral turpitude;

(iv) material failure to perform Executive’s duties related to the Executive Position, which such breach or failure is not remedied by Executive within 30 days after written demand from the Bank;

(v) knowingly failure to follow lawful, written directives of the Board; or

(vi) engagement in any material employment act or practice, including but not limited to sexual harassment, forbidden by the Bank in its employment manual as revised from time to time.

(d) Resignation by Executive without Good Reason. Executive may resign from employment during the term of this Agreement without Good Reason upon at least 30 days prior written notice to the Board, provided, however, that the Bank may accelerate the Date of

Termination upon receipt of written notice of Executive’s resignation.  In the event Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide to Executive any Accrued Obligations.

(e) Termination Without Cause or With Good Reason.

(i)
The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank will have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  In the event of termination as described under Section 4(e)(i) during the Term and subject to the requirements of Section 4(e)(iii), the Bank will pay or provide Executive with the following:

(A)	any Accrued Obligations; and
(B)
a gross severance payment equal to the greater of: (1) two times Executive’s Base Salary in effect as of the Date of Termination; or (2) amount of Base Salary that Executive would have earned had Executive remained employed for the remaining Term (the “Severance Payment”).  The Severance Payment will be payable in equal installments in accordance with the Bank’s regular payroll practices during a two-year period, with the first payment to commence on the Bank’s first regular payroll date after the Release (as defined in Section 4(e)(iii)) is executed and becomes irrevocable.

(ii)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(A)	a material reduction in Executive’s Base Salary;
(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	the Bank requiring Executive to be based primarily at any office or location resulting in an increase in Executive’s commute of 25 miles or more; or
(D)	a material breach of this Agreement by the Bank.

(iii)
Notwithstanding anything to the contrary in Section 4(e)(i), Executive will not receive any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Release must be executed and become irrevocable by the 60th day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

(f) Effect on Status as a Director.  In the event of Executive’s termination of employment under this Agreement for any reason, such termination will also constitute Executive’s resignation as a director of the Bank or the Company, or as a director or trustee of any subsidiary or affiliate thereof, to the extent Executive is acting as a director or trustee of any of the aforementioned entities.

 (g) Notice; Effective Date of Termination.  Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable, in accordance with Section 17.  “Date of Termination” as referenced in this Agreement means Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to Executive of Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of termination of Executive’s employment for Cause; (iii) immediately upon Executive’s death or Disability; or (iv) 30 days after Executive gives written notice to the Bank of Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date.

5.	CHANGE IN CONTROL.
(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this Section 5(a), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

(i)
A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(ii)
A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)
A change in ownership of a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(b) Change in Control Benefits.  Upon the termination of Executive’s employment by the Bank (or any successor) Without Cause or by Executive With Good Reason upon or within two (2) years following the effective time of a Change in Control, the Bank (or any successor) will pay or provide Executive, or Executive’s estate in the event of Executive’s subsequent death, with the following:

(i)	any Accrued Obligations;

(ii)
a cash lump sum payment (the “Change in Control Severance”) in an amount equal to the sum of: (A) three (3) times Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); plus (B) three (3) times the greater of (i) Executive’s average annual bonus paid (but not less than target) by the Bank to Executive for the three (3) annual performance periods preceding the Date of Termination; or (ii) the annual bonus paid by the Bank to Executive with respect to the most recent annual performance period.  The Change in Control Severance is payable within 30 days following Executive’s Date of Termination; and

(iii)
Provided that Executive is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Bank will pay Executive 18 consecutive monthly cash payments (commencing with the first month following Executive’s Date of Termination and continuing until the 18th month following Executive’s Date of Termination) each equal to the monthly COBRA premium in effect as of the Date of Termination for the level of coverage in effect for Executive (including Executive’s spouse and dependents, if applicable) under the Bank’s group health plan (the “Monthly COBRA Costs”).  Following the foregoing 18-month period, if Executive secures an individual policy for health coverage for Executive and, where applicable, Executive’s spouse and dependents, the Bank will reimburse Executive for the monthly cost of such coverage for the period commencing on the first day following the 18-month period and ending on the last day of the 36-month following the Date of Termination; provided that the amount of the Bank’s reimbursement for any month during this period will not exceed the Monthly COBRA Costs.  Notwithstanding the foregoing, the Bank reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Bank or Executive, as determined by the Bank in its sole and absolute discretion.

Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

6.	COVENANTS OF EXECUTIVE.
(a) Non-Solicitation/Non-Compete.  Executive hereby covenants and agrees that during the “Restricted Period,” Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)
own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Bank or any of its subsidiaries. For purposes of the preceding sentence, (i) the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than 2 percent of any class stock in a publicly-held entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for or a subsidiary of an entity which is engaged in the business of

(A) providing banking, trust services, asset management advice, or similar financial services to consumers, businesses individuals or other entities, and (B) the entity, holding company or subsidiary maintains any physical offices for the transaction of such business located within 50 miles of the main office of the Bank; provided, however, that this Section 6(a)(ii) will not prohibit or otherwise restrict Executive’s ability, or the ability of any entity controlled by Executive, to become an investor or a fund manager (or have any type of employment or consulting relationship, including a full-time senior level employee position) with any hedge fund, investment partnership, investment corporation or any other collective investment vehicle that is engaged primarily in the purchase and/or sale of securities (a “Hedge Fund”), even if such Hedge Fund has an ownership interest in a Business; or

(iii)
call upon any person or entity which is or has been within 24 months prior to the termination or other cessation of Executive’s employment for any reason, a customer of the Bank or any subsidiary (each a “Customer”) for the direct or indirect purpose of soliciting or selling deposit, loan or trust products or services or induce any Customer to curtail, cancel, not renew, or not continue their business with the Bank or any subsidiary or affiliate.

The restrictions contained in this Section 6(a) shall not apply in the event of Executive’s termination of employment on or after the effective time of a Change in Control.

For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination

(b) Confidentiality.  Executive recognizes and acknowledges that Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and Executive acknowledges and agrees that Executive will not, during or after the term of Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.

(c)    Information/Cooperation.  Executive will, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement will be subject to Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(e) Survival.  Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of this Section 6, which shall survive in accordance with their terms.

7.   SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreements between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement between the Bank and Executive.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.    MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	APPLICABLE LAW AND OTHER MANDATORY PROVISIONS.
Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause, other than the Accrued Obligations.

(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits will be payable only upon Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d) Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(e) If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank will pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made in a lump sum within 30 days after the later of Executive’s Date of

Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.  Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement will be payable at the same time the related premium payments would have been paid by the Bank and for the duration of the applicable coverage period.

(f) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(g) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(h) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) about a possible securities law violation without approval of the Bank (or any affiliate).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation.  This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to the SEC.

(i) Executive agrees that Executive shall be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Bank, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Effective Date.

12.   SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13.   GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

14.   ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Bedminster, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in

New Jersey to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

15.   INDEMNIFICATION

The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.   TAX WITHHOLDING.

The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17.   NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank	Peapack Gladstone Bank 500 Hills Drive, Suite 300 Bedminster, New Jersey 07921 Attention: Corporate Secretary
To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PEAPACK-GLADSTONE BANK

By: /s/ Brydget Falk-Drigan
Name: Brydget Falk-Drigan
Title: Executive Vice President, Chief Human Resources Officer

PEAPACK-GLADSTONE FINANCIAL CORPORATION

By: /s/ Douglas L. Kennedy
Name: Douglas L. Kennedy
Title: President and Chief Executive Offier

EXECUTIVE

/s/ Frank Cavallaro
Frank Cavallaro